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                                                                   Exhibit 99.11


                                                                January 28, 1997

Mr. Douglas H. Verner
Chartwell Leisure Inc.
605 Third Avenue
New York, NY  10158

Gentlemen:

This letter of agreement sets forth the terms and conditions by which ChaseMellon Shareholder Services, L.L.C. ("we, "our", "us") shall provide to Chartwell Leisure Inc. ("you", "your") our information agent services (the "services") with respect to your proposed Subscription Rights Offering.

Services
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          (i)   Assisting in the coordination of all printing activities.

         (ii) Establishing contacts with brokers, dealers, banks and other nominees on your behalf.

        (iii)   Assisting with drafting and reviewing documents.

         (iv) Facilitate the distribution of materials to the registered and beneficial owners of Chartwell Leisure Common Stock and to other interested parties.

          (v) Building a file of eligible participants, including registered holders and beneficial holders identified through our research.

         (vi) Establishing a toll-free phone number and managing the communications group for incoming phone calls.

        (vii)   Status reporting to management.

       (viii) Paying of all broker forwarding invoices, subject to collection from you of monies for this purpose.

Fee for Services
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The fee for acting as information agent is $7,500.00 plus all out-of pocket expenses incurred by us, including, without limitation, documentation preparation, telephone, Bank/Broker listings, and postage costs. Such fees shall be payable upon the execution of this agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable upon receipt. Our services shall commence upon receipt of a signed copy of this contract and expire thirty days after the expiration of the Subscription Rights Offering.
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Responsibility
--------------

You shall indemnify and hold us, our directors, officers, employees, agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which any of them shall or may incur or sustain in connection with the performance of the services or this agreement, except to the extent caused directly by our gross negligence or willful misconduct. This indemnification obligation shall survive the termination of this Agreement.

Any liability to you we may incur in connection with our provision of services hereunder (including any additional services mutually agreed to by you and us) shall be limited to and not exceed the fees actually paid to us for the provision of the services described above. Anything in this agreement to the contrary notwithstanding, in no event shall we be liable for special, indirect or consequential loss or damage of any kind whatsoever, even if we have been advised of the likelihood of such loss or damage and regardless of the form of action.

Miscellaneous
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This agreement shall be made in, governed by, and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

All information shall be sent to your address as above written or such other address as you may advise us in writing, or orally and confirmed in writing.

This agreement represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, oral or written, relating hereto and may not be changed orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter.

If the foregoing terms and conditions are acceptable to you, please sign and return to us the counterpart of this letter of agreement.

                              Very truly yours,

                              CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                              By:_____________________________________

                              Title:  _______ Vice President__________

                              Date:___________________________________
ACCEPTED:

CHARTWELL LEISURE INC.

By: ________________________

Title:______________________

Date:_______________________

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